Exhibit 10.1
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball Electronics, Inc. (the “Company”). The summary also includes compensation of the Company’s current Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, who will be referred to herein as our “Named Executive Officers.”
Director Compensation
All Outside (non-employee) Directors receive annual compensation of $75,000 for the year for service as Directors. For the initial organizational activities relating to the spin-off, the Directors received a one-time addition to the annual retainer of $5,000 during fiscal year 2015. The Chairperson of the Audit Committee of the Board of Directors and the Chairperson of the Compensation and Governance Committee of the Board of Directors each receive an additional $10,000 annual retainer fee.
The Directors can elect to receive some or all of their annual retainer fees in shares of Common Stock under the Company’s 2014 Stock Option and Incentive Plan. Directors are also reimbursed for reasonable travel expenses incurred in connection with Board and Committee meeting attendance.
An Outside Director is a director who is not an employee of the Company or one of its subsidiaries. Donald D. Charron, Chairman of the Board and Chief Executive Officer, is a Director of the Company but does not receive compensation for his service as a Director.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board of Directors reviews and approves the salaries that are paid to the Company’s executive officers. The following are the current annualized base salaries for the Company’s Named Executive Officers:

Donald D. Charron, Chairman of the Board, Chief Executive Officer	$642,876
John H. Kahle, Vice President, General Counsel and Secretary	$397,800
Steven T. Korn, Vice President, North American Operations	$288,132
Michael K. Sergesketter, Vice President, Chief Financial Officer	$262,704
Christopher J. Thyen, Vice President, Business Development	$265,668
Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in the Company's 2014 Profit Sharing Incentive Bonus Plan (the “Plan”) during fiscal year 2015. Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on fiscal year 2015 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2015 and the remaining portions will be paid in equal installments in September 2015, January 2016, April 2016, and June 2016.

Donald D. Charron, Chairman of the Board, Chief Executive Officer	$496,008
John H. Kahle, Vice President, General Counsel and Secretary	$312,120
Steven T. Korn, Vice President, North American Operations	$228,160
Michael K. Sergesketter, Vice President, Chief Financial Officer	$204,973
Christopher J. Thyen, Vice President, Business Development	$208,817
Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the Company’s 2014 Stock Option and Incentive Plan consisting of: incentive stock options, stock appreciation rights, restricted shares, unrestricted shares, restricted share units, or performance shares and performance units.
During June 2014, the Named Executive Officers were awarded grants of performance shares under former Parent’s 2003 Amended and Restated Stock Option and Incentive Plan (the “former Parent’s 2003 Plan”). On December 2, 2014, performance share awards issued and outstanding to Kimball Electronics employees under former Parent's previous incentive plans were amended, in accordance with the terms of the plans, to provide an equitable adjustment as a result of the spin-off. The awards will be granted in shares of the Company's stock instead of former Parent's shares under the Kimball Electronics plan. The fiscal year 2014 performance share grants include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period. During February 2015, the Compensation and Governance Committee of the Company's Board of Directors granted additional APS awards to certain members of the Company's management team and other key employees, including certain Named Executive Officers.
The following table summarizes the performance shares issued in the Company's Common Stock during August 2015 to the Company’s Named Executive Officers pursuant to their June 2014 performance share awards, as amended, and February 2015 APS awards which were each applicable to fiscal year 2015 performance:

	FY 2014 APS Grant (Shares Issued) (1)	FY 2015 APS Grant (Shares Issued) (1)	FY 2014 LTPS Grant (Shares Issued) (1)
Donald D. Charron, Chairman of the Board, Chief Executive Officer	8,328	—	45,088
John H. Kahle, Vice President, General Counsel and Secretary	7,954	—	46,252
Steven T. Korn, Vice President, North American Operations	3,928	4,506	8,928
Michael K. Sergesketter, Vice President, Chief Financial Officer	3,928	3,198	8,928
Christopher J. Thyen, Vice President, Business Development	3,928	3,431	8,928

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
During June 2015, the Compensation and Governance Committee awarded LTPS grants for fiscal year 2016 to key employees, including the Named Executive Officers, under the Company’s 2014 Stock Option and Incentive Plan. One-third (1/3) of the June 2015 LTPS awards will vest annually over the succeeding three-year period.
The following table summarizes the maximum number of performance shares granted in June 2015 to the Company’s Named Executive Officers for fiscal year 2016:

LTPS Award (number of shares)
Donald D. Charron, Chairman of the Board, Chief Executive Officer	50,228
John H. Kahle, Vice President, General Counsel and Secretary	38,231
Steven T. Korn, Vice President, North American Operations	10,711
Michael K. Sergesketter, Vice President, Chief Financial Officer	10,385
Christopher J. Thyen, Vice President, Business Development	10,423
The number of shares to be issued will be dependent upon the percentage payout under the Company’s 2014 Stock Option and Incentive Plan.
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and Governance Committee of the Board of Directors. Each eligible employee’s Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.